Exhibit 3.13

CERTIFICATE OF FORMATION

OF

ENERGY RESOURCE TECHNOLOGY GOM, LLC

I, the undersigned natural person of the age of eighteen years or more, acting as an authorized person of a limited liability company under the Delaware Limited Liability Company Act, as amended, do hereby submit the following Cet1ificate of Formation for such limited liability company:

ARTICLE I

The name of the limited liability company is Energy Resource Technology GOM, LLC.

ARTICLE II

The address of the limited liability company’s initial registered agent in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent al such address is The Corporation Trust Company.

IN WITNESS WHEREOF, I have hereunto set my hand effective as of 12:01 A.M., Houston, Texas time, on this 4th day of February, 2013.

/s/ Jeannie Diep
Jeannie Diep, Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:
Energy Resource Technology GOM, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
Talos ERT LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 31st day of January, A.D. 2018.

By:	William S. Moss III
Authorized Person(s)

Name:	William S. Moss III
Print or Type